Exhibit 99.1


                            FRP HOLDINGS, INC.
                          Joint Filing Agreement
                          ----------------------

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the "Act"), Thompson S. Baker II and Edward L. Baker hereby agree to file jointly the statement on this Schedule 13G (this "Schedule 13G") to which this Agreement is attached and any further amendments thereto which may be deemed necessary, pursuant to Regulation 13D-G under the Act.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning any other party unless such party knows or has reason to believe such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the statement on this Schedule 13G, and any amendments thereto, filed on behalf of each of the parties hereto.


Dated: February 14, 2020



                                     /s/ Edward L. Baker
                                     ---------------------------
                                     Edward L. Baker


                                     /s/ Thompson S. Baker II
                                     ---------------------------
                                     Thompson S. Baker II